Exhibit 99.1

[GRAPHIC]	Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1440 AcuityBrands.com

Company Contact:

Karen Holcom

Acuity Brands, Inc.

(404) 853-1437

ACUITY BRANDS REPORTS

2004 THIRD QUARTER RESULTS

ATLANTA, July 6, 2004 – Acuity Brands, Inc. (NYSE: AYI) announced today that net income for the third quarter of fiscal 2004 was $18.0 million, or $0.42 per diluted share, compared to $15.3 million, or $0.37 per diluted share, reported in the third quarter of fiscal 2003. These represent increases in net income and diluted earnings per share of 18% and 14%, respectively. In addition, the Company continued to reduce debt, ending the quarter with total debt of $429.6 million, down $16.2 million from August 31, 2003 and $7.9 million from February 29, 2004.

Net sales for the third quarter ended May 31, 2004 increased $11.2 million, or 2%, to $532.2 million compared to $521.0 million reported in the year-ago period. Both Acuity Brands Lighting (ABL) and Acuity Specialty Products (ASP) posted higher net sales in the period due primarily to better pricing and product mix.

Overall, consolidated gross profit margins decreased slightly to 41.8% of net sales in the third quarter of fiscal 2004 from 42.0% reported in the year-ago period, due primarily to the higher cost of raw materials and expenses associated with enhancements to the supply chain at ABL. These items were partially offset by favorable price and mix changes and the impact of other profit improvement programs. Consolidated operating expenses declined as a percentage of net sales to 34.7% in the third quarter of fiscal 2004, compared to 35.7% reported in the year-ago period, due primarily to lower expense at ABL and miscellaneous corporate gains, partially offset by greater expense for company-wide long-term incentive programs. Consolidated operating profit advanced $4.7 million, or 14%, to $37.4 million in the third quarter of 2004 compared to the year-ago period due to the contribution margin from the higher net sales noted above and lower operating expenses. Operating profit margin increased 70 basis points to 7.0% for the third quarter of fiscal 2004 from 6.3% reported in the prior-year period due to lower operating expenses as a percentage of net sales. Net income increased 18% compared to the year-ago period due primarily to the higher operating profit noted above, a lower effective tax rate, and lower interest expense, partially offset by asset impairment charges of $0.9 million (pre-tax) recorded in the current quarter.

Third Quarter Segment and Corporate Overview

Net sales at Acuity Brands Lighting in the third quarter of fiscal 2004 were $397.5 million compared to $389.2 million reported in the year-ago period, an increase of $8.3 million, or 2%. Net sales at ABL increased over the prior year due primarily to better pricing and product mix. The backlog at ABL increased $59.8 million, or 41%, to $204.0 million at May 31, 2004 from February 29, 2004, reflecting orders placed in advance of a price increase effective in May and the normal seasonal pattern for the non-residential construction market. Operating profit at ABL increased $4.5 million, or 18%, to $29.6 million in the third quarter of fiscal 2004 from $25.1 million reported in the prior year. Operating profit margins at ABL improved to 7.4% of net sales from 6.4% reported in the year-ago period. The increases in operating profit and margin were due primarily to the benefits from certain programs, including sourcing and margin management initiatives, and cost savings from enhancements to the supply chain, including the manufacturing network transformation that has impacted 13 plants over the last year. These improvements were partially offset in the third quarter by manufacturing inefficiencies and other costs related to changes in the supply chain and higher raw material costs (primarily steel). Overall, manufacturing inefficiencies totaled approximately $4.0 million (pre-tax) in the third quarter, which was somewhat higher than expected.

Net sales at Acuity Specialty Products in the third quarter of fiscal 2004 increased $2.9 million, or 2%, to $134.7 million from $131.8 million in the year-ago period. The increase in net sales was due primarily to improved pricing in the domestic industrial and institutional channel and greater volume in the international market, partially offset by the absence of sales from a small product line divested in November 2003. Operating profit at ASP for the third quarter of fiscal 2004 decreased slightly to $12.4 million, or 9.2% of net sales, from $12.5 million, or 9.5% of net sales, reported in the year-ago period. The decreases in operating profit and margin were due primarily to higher employee, insurance, and certain raw material costs, partially offset by the impact of initiatives to enhance pricing and control costs.

Corporate expenses were $4.5 million in the third quarter of fiscal 2004 compared to $4.9 million in the year-ago period. The decrease was due primarily to miscellaneous gains of $1.7 million, partially offset by higher expense for company-wide long-term incentive programs resulting from the use of a greater mix of restricted stock awards compared to stock option awards used in the year-ago period. Net interest expense in the third quarter of fiscal 2004 declined to $8.7 million from $9.2 million reported in the year-ago period due primarily to a reduction in debt balances. The consolidated tax rate for the Company was 33.5% for the quarter ended May 31, 2004 as compared to 36.0% for the quarter ended May 31, 2003. The decrease in the effective rate was primarily the result of the recognition of certain non-taxable gains and a more favorable geographic mix of income. Overall, the Company expects its effective tax rate to be approximately 35% for fiscal 2004.

Year-To-Date Results

Net sales for the nine months ended May 31, 2004 increased $25.1 million, or 2%, to $1,540.8 million compared to $1,515.7 million reported in the same period a year ago. Consolidated operating profit for the first nine months of fiscal 2004 increased $12.0 million, or 15%, to $90.4 million compared to operating profit of $78.4 million in the prior year. Consolidated operating margins improved to 5.9% of net sales for the nine months ended May 31, 2004 from 5.2% of net sales reported in the prior year. Year-to-date net income was $40.4 million, or $0.94 per diluted share, compared to last year’s net income of $33.5 million, or $0.81 per diluted share. Net income and diluted earnings per share increased 21% and 16%, respectively, in the first nine months of fiscal 2004 compared to the year-ago period.

Outlook

James S. Balloun, Chairman and Chief Executive Officer of Acuity Brands, said, “I am pleased to report that we again demonstrated meaningful improvement in our financial performance while experiencing no tangible improvement in the non-residential construction market. Overall, consolidated operating profit margins improved by 70 basis points and diluted earnings per share increased by 14% over the prior-year quarter. These strong improvements compared to the year-ago period reflect the benefits from numerous initiatives to enhance margins, improve operating efficiencies, and lower costs. We delivered these positive results while incurring costs to redeploy resources within the supply chain at ABL that we anticipate will strengthen future performance and confronting rising raw material costs company-wide. For example, the increased cost of steel reduced consolidated operating profit by approximately $4.0 million in the third quarter as compared to the prior year.

“We also continue to focus on driving cash flow and strengthening our financial position. As of May 31, 2004, our outstanding debt balance was $429.6 million, a reduction of $16.2 million since August 31, 2003. Further, our debt-to-total- capitalization ratio fell below 50% for the first time. We have achieved this level of debt reduction while continuing to pay approximately $6 million in quarterly dividends and accelerating investment in key areas of our businesses. We continue to forecast a reduction in our debt balance through the remainder of the year. However, depending on the vitality of the non-residential construction market and the working capital requirements necessary to meet customer demands, total debt at year-end may be as high as $415 million.

“Results for the first nine months of fiscal 2004 were impacted by, among other influences, soft demand and uncertainties that existed in the Company’s key markets, particularly non-residential construction. While these market conditions are forecasted to improve sometime in the fourth quarter, we remain cautious about the positive impact that such a rebound may have on our fourth quarter financial performance. In spite of our caution, we expect full-year earnings to be in the upper end of the range of our earlier full-year forecast of $1.31 to $1.51 per share.”

Conference Call

As previously announced, the Company will host a conference call to discuss third quarter results today, July 6, 2004, at 4:00 p.m. ET. Interested parties may listen to this call live today or hear a replay until July 27, 2004 at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc., with fiscal year 2003 net sales of over $2.0 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is a world leader in lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric

Lighting®, and Gotham®. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Enforcer®, and Selig Industries™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 11,000 people and has operations throughout North America and in Europe and Asia.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Consequently, actual results may differ materially from those indicated by the forward-looking statements. Statements made herein that may be considered forward-looking include statements concerning: (a) the impact on future financial performance of redeployed resources within the supply chain at ABL; (b) expected changes in total indebtedness; and (c) future earnings per share.

A variety of risks and uncertainties could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties include without limitation the following: (a) the uncertainty of general business and economic conditions, including the potential for a more severe slowdown in non-residential construction and other industrial markets, changes in interest rates, and fluctuations in commodity and raw material prices or foreign currency rates; (b) the Company’s ability to realize the anticipated benefits of initiatives expected to reduce costs, improve profits, enhance customer service, increase manufacturing efficiency, reduce debt, and expand product offerings and brands in the market through a variety of channels; (c) the risk that the Company will be unable to execute its various initiatives within expected time frames; (d) unexpected developments in the Company’s legal and environmental matters; and (e) the other risk factors more fully described in the Company’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on or about July 6, 2004.

ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	THREE MONTHS ENDED
	NET SALES		OPERATING PROFIT (LOSS)
	MAY 31, 2004	MAY 31, 2003	MAY 31, 2004	MAY 31, 2003
(Amounts in thousands, except per-share data)
ABL	$397,549	$389,243	$29,572	$25,100
ASP	134,677	131,798	12,379	12,494

	$532,226	$521,041	41,951	37,594

Corporate			(4,537)	(4,878)
Other (expense) income, net (1)			(1,581)	455
Interest expense, net			(8,748)	(9,230)

Income before taxes			27,085	23,941
Income taxes			9,073	8,619

Net income			$18,012	$15,322

Earnings per Share:
Basic earnings per share			$.43	$.37
Basic weighted-average shares outstanding during period			42,018	41,480
Diluted earnings per share			$.42	$.37
Diluted weighted-average shares outstanding during period			43,343	41,604

	NINE MONTHS ENDED
	NET SALES		OPERATING PROFIT (LOSS)
	MAY 31, 2004	MAY 31, 2003	MAY 31, 2004	MAY 31, 2003
(Amounts in thousands, except per-share data)
ABL	$1,157,964	$1,140,693	$78,705	$69,993
ASP	382,839	374,961	28,768	20,976

	$1,540,803	$1,515,654	107,473	90,969

Corporate			(17,081)	(12,565)
Other (expense) income, net (1)			(1,858)	2,452
Interest expense, net			(26,392)	(28,523)

Income before taxes			62,142	52,333
Income taxes			21,694	18,840

Net income			$40,448	$33,493

Earnings per Share:
Basic earnings per share			$.97	$.81
Basic weighted-average shares outstanding during period			41,816	41,439
Diluted earnings per share			$.94	$.81
Diluted weighted-average shares outstanding during period			43,092	41,466

(1)	Other (expense) income, net consists primarily of gains or losses related to the sale or impairment of assets and foreign currency gains or losses.

ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)	MAY 31, 2004	AUGUST 31, 2003		MAY 31, 2004	AUGUST 31, 2003
Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and short-term investments	$9,586	$16,053	Short-term debt	$38,937	$54,339
Receivables, net	313,544	302,276	Accounts payable	185,784	165,656
Inventories, net	217,849	188,799	Accrued salaries, commissions, and bonuses	37,553	49,217
Other current assets	66,112	51,424	Other accrued liabilities	97,419	90,239

Total Current Assets	607,091	558,552	Total Current Liabilities	359,693	359,451
Property, Plant, and Equipment, net	216,910	222,558	Long-Term Debt, less current maturities	390,661	391,469
Other Assets	506,533	507,109	Other Long-Term Liabilities	135,009	129,005

Total Assets	$1,330,534	$1,288,219	Stockholders’ Equity	445,171	408,294

			Total Liabilities and Stockholders’ Equity	$1,330,534	$1,288,219

			Current Ratio	1.7	1.6
			Percent of Debt to Total Capitalization	49.1%	52.2%

CONDENSED CONSOLIDATED CASH FLOWS (Unaudited)

	NINE MONTHS ENDED			NINE MONTHS ENDED
(Amounts in thousands)	MAY 31, 2004	MAY 31, 2003		MAY 31, 2004	MAY 31, 2003
Cash Provided by (Used for):			Cash Provided by (Used for):
Operations-			Financing-
Net income	$40,448	$33,493	Debt	$(16,259)	$(48,716)
Depreciation and amortization	33,472	34,905	Dividends	(19,006)	(18,665)
Other operating activities	(24,572)	21,763	Other financing activities	7,600	1,307

Cash Provided by Operations	49,348	90,161	Cash Used for Financing	(27,665)	(66,074)

Investing-			Effect of Exchange Rate on Cash	262	597

Capital expenditures	(32,383)	(18,702)	Net Change in Cash	(6,467)	7,720
Sale of assets	3,971	1,738	Cash at Beginning of Period	16,053	2,694

Cash Used for Investing	$(28,412)	$(16,964)	Cash at End of Period	$9,586	$10,414